                                  AMCORE LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 9, 2000

TO THE STOCKHOLDERS OF AMCORE FINANCIAL, INC.:

     The Annual Meeting of Stockholders of AMCORE Financial, Inc., a Nevada corporation, will be held at Clock Tower, 7801 East State Street, Rockford, Illinois on May 9, 2000, at 5:30 p.m., Rockford time, for the following purposes:

     1. To elect three directors;

     2. To ratify the appointment of KPMG LLP as auditors;

     3. To approve the AMCORE Financial, Inc. 2000 Stock Incentive Plan, as set forth in Exhibit A of the Proxy Statement appended to this Notice; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 15, 2000 are entitled to notice of and to vote at the meeting or any adjournment of the meeting.

     Stockholders are cordially invited to attend the Annual Meeting. Whether or not you are able to attend the meeting, we would appreciate if you would complete and deliver your proxy as promptly as convenient. This year we are pleased to be able to offer you the option of delivering your proxy by telephone or by Internet transmission in addition to the traditional method of completing, signing and mailing a proxy card. Further information about delivering your proxy via telephone or the Internet can be found on the enclosed proxy card. The proxy may be revoked at any time before it is voted, provided that written notice thereof has been given to the Secretary of the Company. If you are present at the meeting, you may vote your shares in person and the proxy will not be used.

     For further information concerning individuals nominated as directors, the appointment of KPMG LLP as auditors, approval of the 2000 Stock Incentive Plan, and the use of the proxy, you are respectfully urged to read the Proxy Statement on the following pages.

                                          By order of the Board of Directors,

                                          /s/ JAMES S. WADDELL
                                              James S. Waddell
                                                 Secretary

March 24, 2000
Rockford, Illinois

                             AMCORE FINANCIAL, INC.
                               501 SEVENTH STREET
                            ROCKFORD, ILLINOIS 61104

                                 MARCH 24, 2000

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of AMCORE Financial, Inc. (Company), a Nevada corporation, to be held on May 9, 2000 at 5:30 p.m., Rockford time, at Clock Tower, 7801 East State Street, Rockford, Illinois and any adjournment thereof, and further to inform the stockholders concerning the use of the proxy and the business to be transacted at the meeting.

     The enclosed proxy is solicited by the Board of Directors of the Company. The proxy may be revoked at any time before it is voted. Proxies may be revoked by filing written notice of revocation with the Secretary of the Company before the meeting or by attending the meeting and voting in person. The items enumerated herein constitute the only business which the Board of Directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, with respect to any other business which may properly come before the meeting. Stockholders are entitled to one vote for each share. Only stockholders of record at the close of business on March 15, 2000 are entitled to notice of and to vote at the meeting.

     Pursuant to the Bylaws of the Company, a majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, shall constitute a quorum at the meeting. Directors shall be elected by a plurality of the votes cast in the election of directors. Any action to be taken by a vote of the stockholders, other than the election of directors, must be authorized by a majority of the votes cast at a meeting of stockholders by the holders of shares entitled to vote thereon. Under applicable Nevada law, in tabulating the vote, broker non-votes will be disregarded and will have no effect on the outcome of the vote.

     The expenses in connection with the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, but may in some cases also be made by telephone or personal call by officers, directors or regular employees of the Company who will not be specially compensated for such solicitation. This proxy statement and the accompanying proxy are first being mailed or delivered to stockholders on or about March 24, 2000.

                        ITEM 1 -- ELECTION OF DIRECTORS

     In the election of the Board of Directors, stockholders are entitled to one vote for each common share owned by them for each of the three nominees. They may not cumulate their votes. As of March 15, 2000, the Company had outstanding 27,098,080 shares of common stock. Proxy votes not limited to the contrary will be cast for the election of the nominees named below, but should any of such individuals unexpectedly become unavailable for election, the proxies reserve the right to nominate and vote for such other person or persons as they shall designate.

     The following sets forth the names, ages, principal occupations and other information regarding the director nominees and those directors whose terms continue after the meeting.

     There are three Class II directors to be elected at the 2000 Annual Meeting. Nominees for Class II directors whose terms will expire in 2003 are:
Milton R. Brown, Richard C. Dell, and William R. McManaman.

CLASS II (TERMS EXPIRE 2000)

     Milton R. Brown -- Director since 1989

     Mr. Brown, age 68, is Chairman, President and Chief Executive Officer of Suntec Industries Incorporated (manufacturer of fuel unit components). He is a Director of CLARCOR (diversified manufacturer).

     Carl J. Dargene -- Director since 1982

     Mr. Dargene, age 69, is Chairman of the Board of Directors of the Company. He was previously President and Chief Executive Officer of the Company. He is Vice Chairman and Director of AMCORE Investment Group, N.A. He is a Director of Woodward Governor Company (manufacturer of controls for various types of engines) and of CLARCOR (diversified manufacturer). He was previously Chairman of the Board of Directors for AMCORE Bank N.A., Rockford until December 1996.

     Richard C. Dell -- Director since 1994

     Mr. Dell, age 54, is Group President of Newell Rubbermaid Corporation (diversified manufacturer).

     William R. McManaman -- Director since 1997

     Mr. McManaman, age 52, has been Vice President -- Finance and Chief Financial Officer of Dean Foods Company since October 1995. He was previously Vice President -- Finance of Brunswick Corporation.

     Those directors whose terms do not expire this year are:

CLASS III (TERMS EXPIRE 2001)

     Paula A. Bauer -- Director since 1999

     Ms. Bauer, age 45, has been Vice President of Supply Chain Management at RAYOVAC Corporation since June 1997. She was previously Director of Supply Chain at RAYOVAC Corporation from July 1994 to June 1997.

     Paul Donovan -- Director since 1998

     Mr. Donovan, age 52, has been Senior Vice President and Chief Financial Officer of Wisconsin Energy Corporation since August 1999. He was previously Executive Vice President and Chief Financial Officer of Sundstrand Corporation (manufacturer of industrial and aerospace products) until August 1999. He was previously a Director of AMCORE Bank N.A., Rockford until August 1998.

     Jack D. Ward -- Director since 1995

     Mr. Ward, age 47, is an Attorney at Law and Partner with the law firm of Reno, Zahm, Folgate, Lindberg & Powell, and was previously a Director of AMCORE Mortgage, Inc. until May 1995.

     Gary L. Watson -- Director since 1987

     Mr. Watson, age 54, is President of Newspaper Division, Gannett Co., Inc.

CLASS I (TERMS EXPIRE 2002)

     Lawrence E. Gloyd -- Director since 1987

     Mr. Gloyd, age 67, is Chairman and Chief Executive Officer of CLARCOR (diversified manufacturer) and is a Director of CLARCOR. He is a Director of Thomas Industries, Inc. (manufacturer of lighting, fixtures, pumps and compressors) and a Director of Woodward Governor Company (manufacturer of controls for various types of engines).

     John A. Halbrook -- Director since 1997

     Mr. Halbrook, age 54, is Chairman and CEO of Woodward Governor Company (manufacturer of controls for various types of engines) and is a director of Woodward Governor Company. Mr. Halbrook served as a Director of AMCORE Investment Group, N.A. until November 1997.

     Frederick D. Hay -- Director since 1997

     Mr. Hay, age 55, has been Senior Vice President -- Operations of Snap-on Incorporated (manufacturer of tools) since September 1998. He was Senior Vice President -- Transportation of Snap-On Incorporated from February 1996 to September 1998, and previous to that was President of Interior Systems and Components Division at United Technologies Automotive.

     Robert J. Meuleman -- Director since 1995

     Mr. Meuleman, age 60, has been President and Chief Executive Officer of the Company since January 1996. He was previously Executive Vice President and Chief Operating Officer, Banking Subsidiaries. He is a director of AMCORE Bank, N.A.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Company has an Executive Committee whose members are Messrs. Brown, Dargene, Gloyd, Halbrook, McManaman and Meuleman. The Executive Committee exercises those powers of the Board of Directors in the management of the Company, which have been delegated to it by the Board of Directors. The Executive Committee met once during 1999.

     The Company has an Audit Committee whose members are Messrs. Brown, Halbrook, McManaman, Ward and Watson. Mr. Dargene serves as an ex-officio member of this Committee. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company's internal and external auditors. The Audit Committee met three times during 1999.

     The Company has an Investment Committee whose members are Ms. Bauer, Messrs. Donovan, Halbrook, McManaman and Meuleman. Messrs. Kenneth E. Edge, Executive Vice President and Chief Operating Officer of the Company, John R. Hecht, Executive Vice President and Chief Financial Officer of the Company, James F. Warsaw, President and Chief Operating Officer of AMCORE Bank, N.A., serve as ex-officio members of the committee. The Investment Committee establishes the investment policies of the Company and its subsidiaries. During 1999, the Investment Committee met four times.

     The Company has a Compensation Committee whose members are Messrs. Dell, Donovan, Gloyd and Hay. Messrs. Dargene and Meuleman serve as ex-officio members of this committee. The Compensation Committee advises the Company concerning its employee compensation and benefit policies and administers employee stock, retirement and deferred compensation plans. The Compensation Committee also administers the Restricted Stock Plan for Non-Employee Directors of the Company and its Participating Subsidiaries and the 1994 Stock Option Plan for Non-Employee Directors. During 1999, the Compensation Committee met five times. A report of the Compensation Committee is set forth on page 10 of this Proxy Statement.

     The Company has a Directors Affairs Committee whose members are Messrs. Brown, Dell, Hay and Ward. Messrs. Dargene and Meuleman serve as ex-officio members of this Committee. The primary duties of the Directors Affairs Committee are to provide nominations to the Board of Directors, make recommendations regarding directors' remuneration, recommend policies for the retirement of directors and fulfill other responsibilities as may be delegated to it by the Board of Directors. The Directors Affairs Committee met one time during 1999.

     As of December 31, 1999, the Company had no other committees of the Board of Directors.

     The Board of Directors met six times during 1999. All directors attended at least 75% of the Board meetings and meetings held by all committees of the Board on which they served during the period they were directors in 1999.

     Directors of the Company, other than Messrs. Dargene and Meuleman, earned an annual retainer of $10,000 of the Company's common stock, pursuant to the Non-Employee Director's Stock Plan, for services rendered to the Company as a member of its Board of Directors. All non-employee directors earned a fee of $1,000 for each Board and committee meeting attended during 1999. All non-employee committee chairmen earned a one-time fee of $1,500. Mr. Dargene was paid $225,000 for services rendered as Chairman of the Board of Directors of the Company in 1999. Messrs. David A. Carlson, Thomas L. Clinton, and C. Roger Greene, as Director Emeriti, receive a lifetime retainer of $7,000 per year. Mr. Robert A. Doyle, Dr. Robert A. Henry and Mr. Ted Ross, as Director Emeriti, receive a lifetime retainer of $10,000 per year. All non-employee directors were granted 1,000 common stock options on May 19, 1999 at $21.84 per share pursuant to the 1994 Stock Option Plan for Non-Employee Directors.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

     The following tabulation sets forth the number of shares of common stock of the Company beneficially owned by each of the directors and nominees for election to the Board of Directors, by each named executive officer, and by all directors and officers as a group as of March 1, 2000 and the percentage that these shares bear to the total common stock outstanding on that date.

                                                             AMOUNT OF SHARES           PERCENT OF
NAME OF BENEFICIAL OWNER                                  BENEFICIALLY OWNED(1)           CLASS
------------------------                              ------------------------------    ----------
Paula A. Bauer......................................      1,932   (2)                      *
Milton R. Brown.....................................     29,950   (2)(3)(4)                *
Carl J. Dargene.....................................    234,015   (3)(4)(5)(6)           0.86%
Richard C. Dell.....................................     11,461   (2)(4)                   *
Paul Donovan........................................      6,752   (2)(4)                   *
Kenneth E. Edge.....................................     64,665   (2)(4)(5)(6)             *
Lawrence E. Gloyd...................................     30,240   (2)(4)(7)                *
John A. Halbrook....................................      7,329   (2)(4)                   *
Frederick D. Hay....................................      5,312   (2)(4)                   *
John R. Hecht.......................................     51,498   (2)(4)(5)(6)             *
William R. McManaman................................      7,596   (2)(4)                   *
Robert J. Meuleman..................................    240,749   (2)(3)(4)(5)           0.88%
James S. Waddell....................................    105,172   (2)(4)(5)(6)             *
Jack D. Ward........................................     13,824   (2)(4)                   *
James F. Warsaw.....................................     66,152   (2)(4)(5)                *
Gary L. Watson......................................     22,868   (2)(4)(7)                *
All executive officers and directors (24 persons)...  1,216,640   (2)(3)(4)(5)(6)(7)     4.47%

---------------

*  The amount shown is less than  1/2% of the outstanding shares of such class.

1. The information contained in this column is based upon information furnished to the Company by the persons named above or obtained from records of the Company. The nature of beneficial ownership for shares shown in this column is sole voting and investment power unless otherwise indicated herein.

2. Includes shares of restricted stock granted by the company as follows: Paula
   A. Bauer -- 1,932 shares, Milton R. Brown -- 775 shares, Richard C.
   Dell -- 1,163 shares, Paul Donovan -- 977 shares, Kenneth E. Edge -- 2,627 shares, Lawrence E. Gloyd -- 775 shares, John A. Halbrook -- 1,110 shares, Frederick D. Hay -- 1,172 shares, John R. Hecht -- 2,189 shares, William R. McManaman -- 650 shares, Robert J. Meuleman -- 4,378 shares, James S.
   Waddell -- 2,189 shares, Jack D. Ward -- 947 shares, James F. Warsaw -- 2,189 shares, Gary L. Watson -- 775 shares and all executive officers and directors -- 28,885 shares.

3. Includes shares held individually by certain family members of the directors and officers as follows: Milton R. Brown -- 1,369 shares, Carl J.
   Dargene -- 22,870 shares, Robert J. Meuleman -- 23,587 shares, and all executive officers and directors -- 48,476 shares.

4. Includes shares which such person has a right to acquire within sixty days through the exercise of stock options as follows: Milton R. Brown -- 8,000 shares, Carl J. Dargene -- 111,329 shares, Richard C. Dell -- 6,500 shares, Paul Donovan -- 3,750 shares, Kenneth E. Edge -- 32,204 shares, Lawrence E. Gloyd -- 8,000 shares, John A. Halbrook -- 4,250 shares, Frederick D.
   Hay -- 2,000 shares, John R. Hecht -- 35,906 shares, William R.
   McManaman -- 3,500 shares, Robert J. Meuleman -- 148,880 shares, James S. Waddell -- 58,401 shares, Jack D. Ward -- 6,500 shares, James F.
   Warsaw -- 40,922 shares, Gary L. Watson -- 8,000 shares and all executive officers and directors -- 570,827 shares.

5. Includes shares held in trust with power to vote but without investment authority as follows: Carl J. Dargene -- 10,513 shares, shares, Kenneth E. Edge -- 8,937 shares, John R. Hecht -- 5,843 shares, Robert J.
   Meuleman -- 12,340 shares, James S. Waddell -- 3,439 shares, James F. Warsaw -- 2,045 shares, and all executive officers and directors -- 120,965 shares.

6. Includes shares held in joint tenancy with the spouses of certain of the directors and executive officers as to which voting and investment power is shared as follows: Carl J. Dargene -- 1,732 shares, Kenneth E. Edge -- 20,897 shares, John R. Hecht -- 7,049 shares, James S. Waddell -- 4,500 shares, and all executive officers and directors -- 49,585 shares.

7. Includes shares held in trusts of which such persons are trustees having sole voting and investment power as follows: Lawrence E. Gloyd -- 5,424 shares, Gary L. Watson -- 703 shares and all executive officers and directors -- 6,227 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16 of the Exchange Act, the Company's officers, directors and holders of more than ten percent of the Company's Capital Stock are required to file reports of their trading in equity securities of the Company with the Commission, the Company and the NASDAQ Stock Market. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons, the Company believes that during 1999 all filing requirements applicable to its officers, directors and more than ten percent shareholders were complied with. James F. Warsaw had two unfiled transactions from September 1997 that the Company became aware of in 1999. William R. McManaman had one incorrect filing from September 1997 that the Company became aware of in 1999.

BENEFICIAL OWNERSHIP BY CERTAIN PERSONS

     The following table lists the beneficial ownership of the Company's common stock with respect to all persons, other than those listed above, known to the Company as of March 1, 2000 to be the beneficial owner of more than five percent of such common stock.

                                                               AMOUNT AND NATURE OF     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIAL INTEREST(1)    OF CLASS
------------------------------------                          ----------------------    --------
AMCORE Investment Group, N.A. ..............................     2,133,330(2)(3)         7.83%
501 Seventh Street, Rockford, IL 61104

---------------

1. The information contained in this column is based upon information furnished to the Company by the persons named above or obtained from records of the Company.

2. Includes 2,133,330 shares held by nominees acting on behalf of AMCORE Investment Group, N.A. Excludes 955,788 shares held as trustee of various trusts over which AMCORE Investment Group, N.A. has neither voting nor investment power, and as to which beneficial ownership is disclaimed on these shares. The nature of beneficial ownership for the shares shown in this column is as follows: sole voting power -- 1,901,906 shares, shared voting power -- 1,550 shares, no voting power -- 229,874 shares, sole investment power -- 1,682,978 shares, shared investment power -- 435,477 shares and no investment power -- 14,875 shares.

3. Although there is no affirmative duty or obligation to do so, it is the general practice of AMCORE Investment Group, N.A. to solicit the direction of trust beneficiaries or grantors with regard to the voting of shares held in trust on all issues which are subject to vote by proxy. The shares are then voted as directed by the trust beneficiary or grantor.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation earned during each of the Company's last three fiscal years by the Company's chief executive officer and each of the Company's four other most highly compensated executive officers based on salary and bonus earned during the year ended December 31, 1999:

                                                                                   LONG TERM COMPENSATION
                                                                                   -----------------------
                                                                                     AWARDS      PAYOUTS
                                              ANNUAL COMPENSATION                  ----------   ----------
                                ------------------------------------------------   SECURITIES
                                                                  OTHER ANNUAL     UNDERLYING      LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR   SALARY(1)   BONUS(1)(2)   COMPENSATION(3)    OPTIONS     PAYOUTS(4)   COMPENSATION(5)
---------------------------     ----   ---------   -----------   ---------------   ----------   ----------   ---------------
Robert J. Meuleman............  1999   $380,000     $127,464         $5,770          40,079      $184,953       $255,621
  President & Chief             1998    360,000       90,146          8,622          18,000       183,099        210,638
  Executive Officer             1997    320,000       17,336          9,182          60,000        35,608        334,691
Kenneth E. Edge...............  1999    260,000       59,186            335          24,756        57,843         51,462
  Executive Vice President &    1998    230,000       51,479            394          21,448        50,138         26,457
  Chief Operating Officer       1997    180,000       24,447            254          15,000         6,820         68,759
James S. Waddell..............  1999    230,000       54,519            437          17,000        85,747         68,664
  Executive Vice President &    1998    215,000       46,451            613          22,401        84,251         55,367
  Chief Administrative Officer  1997    200,000       22,580            785          15,000        17,986         80,706
John R. Hecht.................  1999    200,000       58,382          1,231          17,000        47,247         30,688
  Executive Vice President &    1998    170,000       44,756          1,309          15,406        41,626         17,994
  Chief Financial Officer       1997    135,000       12,480          2,542           9,000         7,266         18,213
James F. Warsaw...............  1999    185,000       57,451            176          24,965        14,774         22,892
  President and Chief
    Operating                   1998    172,500       36,078             53          16,094         9,155         18,226
  Officer, AMCORE Bank, N.A.    1997    160,000       31,432            163          10,500         3,699         20,048

---------------

1. Compensation deferred pursuant to the Company's deferred compensation plan is included in Salary and Bonus totals.

2. Reflects bonus and profit sharing earned during the year which was paid during the following year.

3.   These amounts represent reimbursements during the year for taxes.

4. Reflects long term incentive plan payouts earned during the year and dividend equivalent payments made on all outstanding Performance Units.

5.   Amounts shown for 1999 consist of the following:

                                                                    MEULEMAN    EDGE     WADDELL    HECHT    WARSAW
                                                                    --------   -------   -------   -------   -------
      Imputed income life insurance...............................  $ 2,590    $ 3,686   $ 3,545   $ 1,256   $   841
      Above market interest on deferred compensation..............      191         42        59        42        25
      AMCORE Financial Security Plan..............................   11,200      8,967    11,200    11,200    11,200
      Company's contributions to Top Hat Plan.....................   82,561     38,767    25,478    18,190    10,826
      Accrued Supplemental Executive
      Retirement Plan benefits....................................  159,079          0    28,382         0         0
                                                                    --------   -------   -------   -------   -------
      Total other compensation....................................  $255,621   $51,462   $68,664   $30,688   $22,892
                                                                    ========   =======   =======   =======   =======

     Prior year reported amounts include contributions to the security plan, top hat plan, above market interest on deferred compensation, life insurance imputed income and the value of life insurance premiums. The value of life insurance for Messrs. Meuleman, Edge, Waddell and Hecht include the reportable income under a split-dollar life insurance agreement with the Company. For further discussion of these agreements, see "Employee Agreements" on page eight.

OPTION GRANTS

     The following table provides information related to options granted to the named executive officers during 1999.

                                               INDIVIDUAL GRANTS
                          -----------------------------------------------------------
                            NUMBER OF      PERCENT OF                                   POTENTIAL NET REALIZABLE
                           SECURITIES     TOTAL OPTIONS                                     VALUE AT ASSUMED
                           UNDERLYING      GRANTED TO        EXERCISE                     ANNUAL RATES OF STOCK
                             OPTIONS      EMPLOYEES IN      PRICE PER      EXPIRATION    PRICE APPRECIATION FOR
NAME                      GRANTED(2)(3)    FISCAL YEAR    SHARE(2)(3)(4)      DATE           OPTION TERM(1)
----                      -------------   -------------   --------------   ----------   -------------------------
                                                                                           5%            10%
                                                                                         --------     ----------
Robert J. Meuleman......     35,000           10.0%          $23.407        8/13/2009    $515,219     $1,305,666
Kenneth E. Edge.........     20,000            5.7            23.407        8/13/2009     294,411        746,095
James S. Waddell........     17,000            4.9            23.407        8/13/2009     250,249        634,180
John R. Hecht...........     17,000            4.9            23.407        8/13/2009     250,249        634,180
James F. Warsaw.........     17,000            4.9            23.407        8/13/2009     250,249        634,180

Reload Options Granted

Robert J. Meuleman......      5,079            N/A           $20.813       12/31/2001    $ 66,480     $  168,473
Kenneth E. Edge.........      4,756            N/A            22.657         5/9/2005      67,768        171,736
James S. Waddell........         --             --                --               --          --             --
John R. Hecht...........         --             --                --               --          --             --
James F. Warsaw.........      7,965            N/A            20.813        5/15/2006     104,255        264,204

---------------

1. Values are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock conditions and the optionholders' continued employment.

2. Reflects options granted on August 13, 1999 to acquire shares of Common Stock pursuant to the 1995 Stock Incentive Plan.

3. Options granted pursuant to the 1995 Stock Incentive Plan have an exercise price of not less than 100% of the fair market value of the Common Stock on the date of the grant. Options generally become fully exercisable in four years (25% per year) following the date of grant and remain exercisable until ten years from the date of the grant unless the optionee ceases to be an employee of the Company or its subsidiaries. The option exercise price may be paid in cash, shares of Common Stock having a fair market value equal to the exercise price, stock withholding or any combination of the above.

4. Reload options granted pursuant to the 1995 Stock Incentive Plan have an exercise price of not less than 100% of the fair market value of the Common Stock on the date of the exercise of the option that created the reload. Reload options become exercisable immediately and remain exercisable until the expiration date of the original grant unless the optionee ceases to be an employee of the Company or its subsidiaries. The option exercise price may be paid in cash, shares of Common Stock having a fair market value equal to the exercise price, stock withholding or any combination of the above.

OPTION EXERCISES AND YEAR-END HOLDINGS

     The following table sets forth information with respect to the named executives concerning the exercise of options during the last year and unexercised options held as of December 31, 1999.

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                 NUMBER OF                 UNDERLYING UNEXERCISED             IN-THE-MONEY
                                  SHARES                   OPTIONS AT YEAR END(1)        OPTIONS AT YEAR END(2)
                                ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                             EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            -----------   --------   -----------   -------------   -----------   -------------
Robert J. Meuleman............     9,000      $118,998     148,880        48,500       $1,261,961       $20,773
Kenneth E. Edge...............     6,750        66,869      32,204        29,000           88,890        11,870
James S. Waddell..............        --            --      58,401        26,000          414,049        10,090
John R. Hecht.................        --            --      35,906        26,000          271,937        10,090
James F. Warsaw...............    10,500        77,874      42,809        23,000          241,576        10,090

---------------

1. Options granted to acquire shares of Common Stock pursuant to various stock incentive plans.

2. The amounts shown reflect the value of unexercised options calculated by determining the difference between the closing price of the Company's Common Stock on the last day of the year ($24.00) and the applicable exercise price of such options.

LONG-TERM INCENTIVE PLAN AWARDS TABLE

     The following table sets forth information with respect to the named executives concerning Performance Unit Awards granted during 1999 pursuant to the Company's 1995 Stock Incentive Plan.

                                                                      ESTIMATED FUTURE PAYOUTS UNDER
                                                                       NON-STOCK PRICE-BASED PLANS
                                       NUMBER OF     PERFORMANCE    ----------------------------------
                                      PERFORMANCE    PERIOD UNTIL   THRESHOLD    TARGET    OUTSTANDING
NAME                                    UNITS(1)        PAYOUT        13.5%      14.5%         16%
----                                  ------------   ------------   ---------   --------   -----------
Robert J. Meuleman..................     38,171        3 years      $169,861    $254,601    $424,080
Kenneth E. Edge.....................     19,490        3 years        86,731     129,998     216,534
James S. Waddell....................     17,241        3 years        76,722     114,997     191,548
John R. Hecht.......................     14,993        3 years        66,719     100,003     166,572
James F. Warsaw.....................      9,430        3 years        41,964      62,898     104,767

---------------

1. Performance units were granted to certain executive officers on January 1, 1999 pursuant to the 1995 Stock Incentive Plan. The holders of these performance units will be entitled to cash or stock payments, or a combination thereof, if certain performance targets are met during the three-year period ending December 31, 2001. The holders are also entitled to dividend equivalent payments on these Performance Units. The target levels applicable to the Performance Units as shown in the table above are achieved if the average consolidated return on stockholders' equity (ROE) for the performance period is as shown above for each of the performance levels. Each Performance Unit shall be of no value unless at least the minimum level is achieved. If the Company achieves an average ROE in excess of the minimum performance level set forth above, each Performance Unit shall have the following values: $4.45 per unit for threshold performance, $6.67 per unit for target performance and $11.11 per unit for outstanding performance. It is the Company's intention to make incremental payments to executive officers for performance levels that are between these specified target levels.

EMPLOYEE AGREEMENTS

     The Company has entered into individual Transitional Compensation Agreements with current executive officers, including Messrs. Robert J. Meuleman, Kenneth E. Edge, James S. Waddell, and John R. Hecht. If, during the three-year period following a change of control of the Company (as defined in the agreements), the executive officer's employment is ended through (1) termination by the Company without cause (as defined in the agreements) or (2) termination by the executive officer for good reason (as defined in the agreements) based upon a breach of the agreement by the Company or a significant adverse change in the executive officer's responsibilities, compensation or benefits, then a termination payment will be made to the executive. The agreements provide that such payment will equal three times the sum of the executive's then current annual salary and annual bonus. In addition, the agreements provide that, if any portion of the termination payment is subject to an excise tax as an excess parachute payment, as defined in the Internal Revenue Code Section 4999, the Company shall pay the executive the amount necessary to offset the excise tax and any applicable taxes on this additional payment. Additional provisions provide for the continuation, for three years after termination, of welfare and other benefits to the executive and his family unless termination is for cause. Upon a change of control of the Company, the executive is entitled to a lump sum cash payment equivalent to the present value of the projected benefits under certain supplemental retirement plans.

     The Company also entered into Transitional Compensation Agreements with James F. Warsaw and five other executive officers. These agreements provide that if such executive's employment is terminated within one year after a change in control of the Company either (i) by the Company other than for "cause" or other than as a consequence of disability or retirement (all as defined in such agreements) or (ii) by such executive for reasons relating to a diminution of responsibilities, compensation or benefits or relocation requiring a change in residence or a significant increase in travel, he will receive: (a) lump sum payment equal to his monthly salary in effect at the date of termination for a period of time determined pursuant to each agreement based upon his salary, years of service and age at the time of his termination, and a prorata portion of his annual bonus; (b) life, disability, accident and health insurance as provided in the Company's insurance programs for a period of 24 months after termination of employment; and (c) certain perquisites and outplacement services. The agreements provide for a commensurate reduction in the amount of cash payments to be made to an executive under the agreement in the event that the payments fail to be deductible by the Company as a result of Section 280G of the Internal Revenue Code of 1986, as amended. If these severance agreements had become operative in December 1999, the maximum number of monthly payments payable to the following individual (subject to reduction as described in the previous sentence) would have been approximately: James F. Warsaw, 23 months.

     On August 10, 1998, the Company entered into Endorsement Split Dollar Insurance Agreements (Agreement(s)) with Robert J. Meuleman, Kenneth E. Edge, James S. Waddell, and John R. Hecht, replacing prior agreements. The Company purchased split-dollar and/or bank-owned life insurance policies for the named executives pursuant to each Agreement in conjunction with the Supplemental Executive Retirement Plan. The Company may terminate any such Agreement and receive its interest in the life insurance policy under certain conditions, including termination of employment (other than due to death, disability or retirement, unless such terminated employee becomes affiliated with a competitor following any such termination due to disability or retirement), provided the Company may not terminate any of the Agreements if such termination of employment or affiliation occurs after a "change in control" of the Company.

     The Company has also adopted a non-qualified, unfunded supplemental pension program for Messrs. Meuleman, Edge, Waddell, and Hecht (the "Supplemental Executive Retirement Plan" (SERP)), which provides retirement benefits in excess of the maximum benefit accruals for qualified plans which are permitted under the Code. The benefits under the SERP are provided by the Company on a non-contributory basis. The Company has not funded these supplemental retirement benefits other than accruing a liability in the amount of the actuarially determined present value of the retirement benefits.

     A participant's annual retirement benefits payable under the SERP are based upon three percent of such participant's final base salary times the number of years of service and shall not exceed 70% of a participant's final base salary and shall be no less than 45% of a participant's final base salary. The benefits payable shall be reduced by any other AMCORE provided benefits and also reduced by 50% of applicable Social Security benefits. The benefits shall be payable in the form of installment payments for the remainder of the participant's life, but in no event less than ten years, with payment continuing to the participant's designated beneficiary for the remaining period of such ten years in the event of the participant's death after payments have commenced but prior to the expiration of the ten-year period.

     The Company provides a Top Hat plan (entitled "AMCORE Top Hat Plan") for senior executive officers to maintain certain levels of retirement benefits and maximize the effectiveness and flexibility of compensation arrangements for participants in the AMCORE Financial Security Plan (Security Plan). This is accomplished by crediting each participating executive with contributions that would be made to the Security Plan, but for certain limitations imposed by the Internal Revenue Code.

     In August 1997, the Company adopted a Transitional Compensation policy (Policy) to provide severance pay for substantially all of the Company's employees whose employment is terminated within one year following a change in control (as defined in the Policy). The Policy provides for semi-monthly payments, depending on employment status, equal to such employee's current weekly or monthly salary for a period of time determined pursuant to the Policy based upon his or her salary, years of service and age.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Carl J. Dargene serves as an ex-officio member of the Company's Compensation Committee and is the Company's Chairman of the Board. Mr. Dargene also serves as Chairman of the Compensation Committee of Woodward Governor Company. John A Halbrook is Chairman and CEO of Woodward Governor Company and is a director of the Company. Mr. Dargene also serves as a Director of CLARCOR and Lawrence E. Gloyd, Chairman and Chief Executive Officer of CLARCOR serves on the Company's Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors reviews the Company's compensation and benefit policies, including individual salaries of the executive officers, and submits recommendations to the Board of Directors.

     During 1999, the Compensation Committee, with the assistance of an outside compensation consulting firm, completed an extensive review of AMCORE's executive total compensation offerings to ensure such offerings are market-competitive, attractive to AMCORE's executives and supportive of the Company's short-and long-term goals. With the exception of a change to AMCORE's 1999 long-term incentive plan implemented during 1999, all other changes to the executive compensation program are effective in 2000.

     AMCORE believes that base compensation should be competitive in the marketplace, but that incentive opportunities should increase the amount of compensation available to key personnel. Incentive opportunities should be tied directly to Company performance using quantitative measures designed to enhance short and long term shareholder value.

     It is the philosophy of management, supported by the Compensation Committee, that senior management cash compensation (base pay plus annual incentive) should be at or near the median for similar positions in the industry, and that incentives for meeting long-term business objectives should provide the opportunity for total rewards to reach the 65th percentile and beyond based on performance relative to industry and peer applicable comparisons.

EXECUTIVE OFFICER COMPENSATION

     Consistent with this philosophy, the Compensation Committee has established a compensation program consisting of an annual base salary and the opportunity to earn incentive compensation competitive with comparable external pay levels and tied directly to performance of the Company, personal performance and increases in stockholder value. The Company's executive officer compensation program in 1999 consisted of the following components:

     - Base Salary

     - Short-Term Incentive Plan

     - Intermediate-Term Incentive Plan

     - Long-Term Incentive Plan

BASE SALARY

     The Compensation Committee, working with the compensation consulting firm, determines a range for the executive officers' base salaries in order to be competitive and consistent with amounts paid to executives performing similar functions in comparable companies. The amount of each executive's base salary is set within the range based upon performance of the Company, performance of particular business units, the personal performance of such executive officers, market base salary increases and such other factors as the Compensation Committee and the Board of Directors deem appropriate.

SHORT-TERM INCENTIVE

     The short-term incentive component of each executive officer's compensation is based upon participation in the Company's cash profit sharing plan, generally available to all of the Company's employees, and an annual cash incentive plan.

     Amounts payable under the Company's profit sharing plan range between 0% and 5% of the executive officer's total eligible wages, and are based upon the profitability of the Company. The cash profit sharing payout earned in 1999 was 2% of total eligible wages.

     Annual incentive amounts are payable contingent upon the attainment of financial targets such as consolidated or affiliate earnings, which are established at the beginning of the year; the personal performance of the executive; and, where appropriate, attainment of earnings goals of the operating unit(s) for which the executive has responsibility. The targets may be adjusted from time to time to take into account unforeseen or extraordinary events. Generally, if certain minimum financial results are not achieved, no annual incentive will be paid. The opportunity under the annual incentive plan is expressed as a maximum opportunity percentage tied to the participant's base salary range midpoint, or salary, whichever is higher. The plan has a threshold at 86% of target performance and a maximum at 110% of target performance. Each 1% increment above the threshold performance increases the percentage of the maximum opportunity paid by 4%. Thus, at 90% of target performance, 20% of the maximum incentive is paid. At 100% of target performance, 60% of the maximum incentive is paid. At 110% of target performance, 100% of the maximum incentive is paid. For the executive officers, the maximum incentive opportunities range from 40% to 70% of the respective base pay range midpoint. At target performance, the incentive opportunities range from 24% to 42% of the respective base pay range midpoint, or salary, whichever is higher.

     In 1999, the consolidated earnings objective was $45.5 million, an increase of 5% over the prior year, whereas affiliate earnings goals varied by company. In 1999, the total short-term incentive payouts to the executive officers were approximately 53% of the maximum levels established under the plan.

     In 1999, the Compensation Committee decided to increase the target incentive opportunity for the senior executive team over a three-year period starting in 2000 and to express the target opportunity as a percentage of actual base salary instead of a percentage of base salary range midpoint. This increase in the targets reflects the opportunities available to comparable positions of peer organizations, the elimination of executive management participation in the cash profit sharing plan and the elimination of the intermediate incentive plan, which is discussed below. Also in 1999, the Committee decided to pro-rate the 1999 restructuring charge as it relates to the intermediate incentive plan over a three-year period. The Committee feels that the restructuring charge related to the consolidation of AMCORE's bank charters into one charter will have a significant positive impact on AMCORE in the future and that the related negative impact on the annual incentive plan and intermediate incentive plan should be amortized against the benefits and should not be entirely realized in 1999.

INTERMEDIATE-TERM INCENTIVE

     The intermediate-term incentive component of each executive officer's compensation is based upon the award of performance units which provide for cash or stock payouts, or a combination thereof, based upon the achievement of targeted average consolidated returns on stockholders' equity (ROE) by the Company over a three-year performance period. The holders are also entitled to dividend equivalent payments on these performance units. A grant was made in 1999 to the executive officer team. For the 1999 grant, the three target levels applicable to the performance units granted are: Threshold at 13.5% ROE; Target at 14.5% ROE; and Outstanding at 16.0% ROE. Each performance unit shall be of no value unless at least the minimum performance level is achieved. If the Company achieves an average ROE in excess of the minimum performance level set forth above, each performance unit shall have the following values: $4.45 per unit for Threshold performance; $6.67 per unit for Target performance; and $11.11 per unit for Outstanding performance. Average return on equity in excess of 13% but less than 14% was obtained for the 1997 units expiring in 1999. Therefore, payouts of $536,857 were made in January 2000 pursuant to these units.

     The Compensation Committee felt that this plan diluted management's focus and decided to stop granting performance units after 1999 and replace the opportunity with higher annual incentive opportunities, larger stock option grants and moderate restricted stock grants. If performance threshold are met or exceeded, the performance unit grants made in 1998 will be cashed out in 2000 and the grants made in 1999 will be cashed out in 2001.

LONG-TERM INCENTIVE

     The long-term incentive component of each executive officer's compensation involves the award of restricted stock and stock options pursuant to the AMCORE Long-Term Incentive Plan and the 1992 and 1995 Stock Incentive Plans. Long-term incentives are provided to award executives for achieving long-term strategic goals and to provide a balance against overemphasis on short-term results. Through stock ownership, executives' long-term incentives are tied to stockholder value.

     In 1999, the Compensation Committee has recommended annual stock option grant targets for AMCORE's top five executives that have an approximate present value of 70% to 85% of base salary. (This estimate was derived using the Black-Scholes valuation methodology.) This enhanced earnings opportunity reflects AMCORE's shift toward a longer term value creation focus and the elimination of the Intermediate-Term Plan effective January 1, 2000.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The compensation package for Mr. Robert J. Meuleman, who was the Chief Executive Officer of the Company during 1999, was determined in the same manner as for all other executive officers, except that Mr. Meuleman's short-term incentive was based 100% on the Company's total performance without reference to any particular business unit of the Company or personal objectives. For this purpose, Company performance was measured by comparing the consolidated operating earnings of the Company to earnings goals established by the Compensation Committee. Consolidated operating earnings were $43.4 million in 1999 and represented 95% of the earnings goal of $45.5 million.

     Mr. Meuleman's base salary in 1999 was $380,000, which was in the first quartile of his salary range; his short-term incentive bonus was $124,264, a payout of 40% of the maximum, for a combined total cash compensation of $504,264. During 1998, Mr. Meuleman earned a base salary of $360,000 and short-term incentive of $90,146 for a total of $450,146.

     The Compensation Committee believes that the executive team of the Company will receive appropriate rewards under this program of corporate incentives, but only if they achieve the performance goals established for them and the Company and if they succeed in increasing stockholder value.

                                            Paul Donovan, Chairman
                                            Richard C. Dell
                                            Lawrence E. Gloyd
                                            Frederick D. Hay
                                            Carl J. Dargene, ex-officio member
                                            Robert J. Meuleman, ex-officio
                                            member

                              COMPANY PERFORMANCE

     The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the last five years with the cumulative total returns on the NASDAQ Stock Market Index and a selected peer group index. Cumulative total returns have been measured by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period.

     During 1999, the Company's Compensation Committee modified the short term incentive plan for executive officers to reflect opportunities available to comparable positions of peer organizations. A group of fourteen banks with similar revenue characteristics, including income from fiduciary activities, and located in one of the ten North Central states was selected as peer organizations and consists of the following companies:

        1st Source (SRCE), Chemical Financial Corp. (CHFC), Citizens Banking Corp. (CBCF), Community First Bankshares, Inc. (CFBX), First Financial Bancorp (FFBC), First Midwest Bancorp (FMBI), Firstmerit Corp. (FMER), Fulton Financial Corp. (FULT), Old National Bancorp (OLDB), One Valley Bancorp, Inc. (OV), Park National Corp. (PRK), Provident Financial Group, Inc. (PFGI), Susquehanna Bancshares, Inc. (SUSQ), USBancorp. Inc.
        (UBAN).

     Comparison of the yearly percentage change in the cumulative shareholder return with this peer group was determined to be more representative due primarily to similar revenue profiles and geographic markets and the use of this group for evaluating financial performance for incentive purposes. The NASDAQ Bank Stocks index which had previously been used for comparison reflected a 12/31/99 index of 314.6.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
      (AMCORE FINANCIAL, INC., NASDAQ STOCK MARKET INDEX, BANK PEER GROUP)

[PERFORMANCE GRAPH]

                                                         AMCORE                   NASDAQ STOCK                 PEER GROUP
                                                         ------                   ------------                 ----------
12/31/94                                                 100.000                     100.000                     100.000
                                                         101.333                     100.527                      99.340
                                                         108.810                     105.809                     101.337
                                                         103.437                     108.951                     101.096
                                                         103.437                     112.381                     102.195
                                                          94.817                     115.288                     103.454
                                                         100.235                     124.622                     107.517
                                                         108.362                     133.775                     110.120
                                                         111.071                     136.490                     115.056
                                                         124.112                     139.634                     115.647
                                                         122.748                     138.830                     118.562
                                                         121.516                     142.086                     121.925
12/31/95                                                 111.218                     141.335                     123.316
                                                         115.337                     142.042                     123.338
                                                         119.457                     147.456                     125.629
                                                         115.514                     147.952                     126.661
                                                         110.672                     160.208                     126.370
                                                         111.364                     167.558                     127.600
                                                         110.163                     160.005                     129.355
                                                         107.374                     145.762                     127.244
                                                         111.558                     153.938                     132.623
                                                         115.256                     165.704                     138.724
                                                         116.661                     163.870                     141.047
                                                         125.095                     174.037                     152.928
12/31/96                                                 151.476                     173.892                     157.791
                                                         135.196                     186.232                     161.794
                                                         141.566                     175.932                     169.046
                                                         160.984                     164.463                     165.310
                                                         152.436                     169.582                     171.964
                                                         162.408                     188.791                     184.716
                                                         156.157                     194.590                     195.892
                                                         166.185                     215.098                     206.827
                                                         170.483                     214.787                     204.826
                                                         196.723                     227.521                     223.855
                                                         203.208                     215.666                     222.070
                                                         205.370                     216.809                     225.622
12/31/97                                                 218.316                     213.073                     244.417
                                                         212.885                     219.818                     233.891
                                                         222.660                     240.486                     248.985
                                                         235.729                     249.365                     260.522
                                                         225.907                     253.567                     261.541
                                                         214.993                     239.491                     252.241
                                                         210.746                     256.214                     248.832
                                                         223.918                     253.213                     242.000
                                                         188.793                     203.152                     209.153
                                                         200.960                     231.347                     222.008
                                                         211.450                     241.334                     228.034
                                                         208.137                     265.721                     234.261
12/31/98                                                 203.388                     300.184                     235.394
                                                         204.360                     343.848                     226.514
                                                         207.414                     313.013                     220.931
                                                         184.914                     336.019                     226.090
                                                         187.707                     345.423                     236.587
                                                         189.383                     337.595                     237.862
                                                         207.500                     367.463                     238.616
                                                         206.938                     361.742                     234.195
                                                         196.816                     376.003                     226.515
                                                         186.764                     375.966                     216.717
                                                         213.930                     403.775                     229.538
                                                         228.644                     447.425                     227.593
12/31/99                                                 218.542                     545.673                     210.905

NOTES:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.  The index level for all series was set to 100.0 as of December 31, 1994.

                          TRANSACTIONS WITH MANAGEMENT

     Directors and principal officers of the Company and their associates were customers of, and had transactions with, the Company's subsidiaries in the ordinary course of business during 1999. Comparable transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit, and depository relationships in the ordinary course of business, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for transactions with other persons, and, in the opinion of management of the Company, did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 1999, various directors and officers of the Company were indebted to the Company's subsidiaries in the amount of approximately $4.09 million. This amount represents 0.15 percent of the Company's subsidiaries' outstanding loans and
1.39 percent of the Company's stockholders' equity as of that date. The maximum aggregate amount of their indebtedness to the Company's subsidiaries during 1999 was $6.20 million. As of December 31, 1999, associates of directors and officers of the Company were indebted in the amount of $1.17 million to the Company's subsidiaries. Further, the Company's subsidiaries have additional committed, but unfunded, lines of credit of $5.71 million to associates of directors and officers of the Company. The maximum aggregate amount of such associates' indebtedness to the Company's subsidiaries during 1999 was $3.21 million.

     The Board of Directors, on February 22, 1984, authorized the Executive Committee to negotiate such agreements as may be necessary to accomplish stock redemptions pursuant to Section 303 of the Internal Revenue Code to pay death taxes of certain stockholders. Such redemptions will be conditioned upon any requisite bank regulatory agency or debt covenant approvals. Bank holding companies, such as the Company, are required to notify the Federal Reserve Board prior to paying 10% or more of consolidated net worth to redeem shares over a twelve-month period.

                 ITEM 2 -- APPOINTMENT OF INDEPENDENT AUDITORS

     KPMG LLP has been appointed to serve as the independent auditors for the Company and subsidiaries for the fiscal year ending December 31, 2000. This appointment is being submitted to the stockholders for ratification. Representatives of the firm are expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and to have the opportunity to make any statements they consider appropriate. In the event the stockholders do not ratify the appointment of KPMG LLP, the selection of independent auditors will be determined by the Audit Committee and the Board of Directors after careful consideration of all information submitted by the stockholders.

     Accounting services rendered by KPMG LLP during 1999 included the examination of the annual consolidated financial statements, review of unaudited quarterly statements, assistance with Securities and Exchange Commission filings, legally required special audits of subsidiaries, and consultations in connection with various tax and accounting-related matters.

     During 1999, the Board of Directors reviewed and approved in advance or ratified the engagement of all of KPMG LLP's professional services rendered to the Company and related entities.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF KPMG LLP AS AUDITORS FOR THE YEAR 2000.

   ITEM 3 -- APPROVAL OF THE AMCORE FINANCIAL, INC. 2000 STOCK INCENTIVE PLAN

     On February 16, 2000, the Board of Directors adopted the AMCORE Financial, Inc. 2000 Stock Incentive Plan (the "Plan"), subject to stockholder approval. The Plan will replace the AMCORE Financial, Inc. 1995 Stock Incentive Plan adopted by the Company in February 1995. Nearly all of the shares of common stock reserved for issuance under the AMCORE Financial, Inc. 1995 Stock Incentive Plan have been issued or reserved for issuance pursuant to outstanding grants. The Board of Directors has determined that a new incentive plan is needed in order to continue to attract and retain outstanding individuals as officers and key employees and to increase their proprietary interest in, and their identification with, the Company and its subsidiaries. The Plan will become effective (The "Effective Date") immediately upon approval by the stockholders and, if approved, will continue in effect until all awards under the Plan have been satisfied by the issuance of shares or the payment of cash, but no award may be granted more than five years after the Effective Date. There shall be reserved and available for issuance under the Plan (i) during the first year of the Plan, 2.5% of the total number of shares of the Company's common stock outstanding at the Effective Date and (ii) during each subsequent year of the Plan, an additional 1.5% of the total number of shares of the Company's common stock outstanding as of the first day of each subsequent year of the Plan, not to exceed 425,000 shares in any such year. Available shares not used during any year of the Plan will be available for issuance in the subsequent years.

     The summary of the Plan which follows is qualified in its entirety by reference to the complete text of the Plan as set forth in Exhibit A attached hereto.

GENERAL DESCRIPTION

     The Plan will be administered by a committee (the "Committee") of the Board of Directors, provided that each member of the Committee shall be (i) a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (ii) an "outside director" within the meaning of Section 162 (m) of the Internal Revenue Code of 1986, as amended (the "Code"). It is currently contemplated that the Committee would consist of the members of the Compensation Committee described herein. Eligible participants in the Plan will consist of such officers and other key employees of the Company and its subsidiaries as the Committee may select from time to time. Non-officer directors of the Company are not eligible to participate in the Plan. In the discretion of the Committee, participants may receive stock options, stock appreciation rights, restricted stock awards, performance unit awards or stock bonus awards, either singly or in combination. The amount of any grant or award, whether measured by shares of common stock or otherwise, is subject to the discretion of the Committee; provided, that no participant may receive in any Plan Year awards of stock options, stock appreciation rights, stock bonus awards or performance unit awards payable in shares of stock covering more than 20% of the shares of stock reserved for issuance in such plan year; and provided, further, that no participant may be granted in any Plan Year performance unit awards payable other than in shares of stock in an amount in excess of such individual's base compensation for the first year of the Plan. Shares to be issued under the Plan may be authorized and unissued shares of common stock, treasury shares of common stock, or any combination thereof. Any shares subject to a grant of award which terminates, expires or is cancelled prior to its vesting or exercise may again be available for future grants under the Plan. Awards under the plan may be evidenced by an agreement or instrument which may contain such terms, provisions and conditions, not inconsistent with the Plan, as may be determined by the Committee in its discretion.

     The Committee has general authority to administer the Plan. The Committee may amend the Plan in any respect, provided that no amendment may be made which would increase the maximum number of shares available for issuance pursuant to the Plan, extend the maximum period during which any award may be exercised, extend the term of the Plan, decrease the minimum option price to less than the fair market value of the common stock on the date of the grant of the option or change the employees or class of employees eligible to participate in the Plan without stockholder approval as required by Rule 16b-3 under the Exchange Act. In addition, the Committee may amend the terms of any award previously granted to an employee, provided that no such amendment may adversely affect the rights of a holder without his or her consent. Notwithstanding the foregoing, stockholder approval of any material amendment to the Plan will be required only at such time as Rule 16b-3 under the Exchange Act shall require such approval.

     The maximum number of shares of common stock issuable under the Plan and the number, kind and option price of shares or other consideration subject to any outstanding award granted under the Plan may be adjusted, as deemed appropriate by the Committee, to reflect changes in the capitalization of the Company by reason of stock dividends or distributions, recapitalizations, reorganizations, mergers, consolidations, combinations, spin-offs, exchanges or other relevant changes in capitalization or corporate structure.

     No award granted under the Plan will be assignable or transferable except by will, by the laws of descent and distribution or pursuant to a "qualified domestic relations order" and by such other means as the Committee may approve from time to time for participants whose transactions in the Company's common stock are not subject to Section 16(b) of the Exchange Act.

STOCK OPTIONS

     Options granted under the Plan may be (i) options which are intended to qualify under particular provisions of the Code as incentive stock options ("Incentive Stock Options") or (ii) options which are not intended to so qualify ("Non-Qualified Stock Options"). The Committee will determine the number of shares subject to each stock option and the manner and time of exercise. No option however will be exercisable more than ten years after the date of grant. The per-share option price will not be less than 100% of the fair market value of a share of common stock as of the date of grant. Upon exercise, the option price may be paid in cash, in shares of common stock having a fair market value equal to the option price or by a combination thereof. Options may, unless otherwise determined by the Committee, be exercised by means of a cashless exercise procedure involving successive transfers of newly issued shares of common stock to the Company. The Plan sets forth conditions for the exercise of options under certain circumstances upon termination of employment by reason of death, disability, retirement or otherwise.

RELOAD OPTIONS

     Reload Options are additional options that are granted to eligible officers of the Company. An officer is eligible to receive a Reload Option if Company policy requires the officer to meet minimum ownership requirements in Company stock and the officer sells or tenders mature shares of Company stock that the officer already owns to pay the cost of exercising an existing stock option. A Reload Option will be either an Incentive Stock Option or a Non-Qualified Stock Option, depending upon the type of existing option that is exercised. Only one Reload Option grant is permitted per existing stock option grant and only one Reload Option grant is permitted per year. Reload Options are granted only when the existing stock option is exercised and will have the same expiration date as the existing stock option. The exercise price of a Reload Option will be no less than the fair market value of Company stock on the date the Reload Option is granted.

STOCK APPRECIATION RIGHT

     Stock appreciation rights ("SARs") may be granted either alone or in tandem with a related stock option. The Committee will determine the manner and time of exercise of SARs, but no such right will be exercisable less than six months or more than ten years after the date of grant. The Plan sets forth conditions for the exercise of SARs upon termination of employment by reason of death, disability, retirement or otherwise.

     Upon exercise of a SAR, the grantee will be paid the excess of the then fair market value of the number of shares of common stock to which the right relates over a specified price, which may not be less than the fair market value of such number of shares at the date of grant of the right, or the fair market value, at the time of grant, of the related stock options, as the case may be. Such amount may be paid in cash or in shares of common stock having a fair market value equal to such excess, or in such combination thereof, as the Committee shall determine upon exercise of the right. The number of shares which may be issued pursuant to all grants under the Plan will be reduced upon the exercise of any SAR by the number of shares covered by the SAR.

PERFORMANCE UNITS

     Performance unit awards may be made from time to time and shall be contingent on the achievement over a period of not less than two nor more than five years of such corporate, division, subsidiary, group or other objectives as shall be established by the Committee. Such objectives will be established by the Committee prior to the beginning of the performance period but may be revised by the Committee from time to time during the performance period to take into account significant unforeseen events or changes in circumstances. Performance targets will relate to corporate, division, subsidiary, group or unit performances and may be established in terms of growth in gross revenue, earnings per share, ratios of earnings to equity or assets, or, with respect to participants not subject to Section 162(m) of the Code, such other measures or standards determined by the Committee in its discretion.

     Except as may otherwise be determined by the Committee, a performance unit award shall terminate if the holder of the award will not remain continuously in the employ of the Company and its subsidiaries at all times during the applicable performance period, provided that if a participant ceases to be employed by the Company prior to the end of the performance period by reason of death, disability or retirement, with the consent of the Company, any performance unit award, to the extent earned under the applicable performance targets, will be payable at the end of the performance period according to the length of time employed.

     Following the end of the performance period, the holder of a performance unit award will be entitled to receive payment of an amount, not exceeding the maximum value of the performance unit award established by the Committee, based on the level of achievement of the objectives for the performance period as determined by the Committee. Payment will be made in a lump sum or installments, as determined by the Committee, commencing as promptly as practicable following the end of the performance period unless deferred in such form as may be prescribed by the Committee.

RESTRICTED STOCK

     Restricted stock awards consisting of shares of common stock may be made from time to time and shall be contingent on the employee continuing employment with the Company or its subsidiaries for a period to be specified in the award. The Committee may, in its sole discretion, provide for the lapse of any restrictions on the shares of common stock in installments and may accelerate or waive restrictions in whole or in part based on such factors and circumstances as the Committee may determine. The holder of a restricted stock award will have the right to vote the restricted shares and to receive dividends thereon, unless and until such shares are forfeited. If all conditions to which such award is subject have been satisfied, the holder will be entitled to such shares free from all restrictions.

STOCK BONUSES

     Stock bonus awards consisting of shares of common stock may be made from time to time and will be (i) based on the achievement of performance objectives which are established by the Committee based on the same criteria as with respect to performances unit awards described above, and which may be adjusted to take into account unforeseen events or changes in circumstances, or (ii) in lieu of some or all of a cash bonus payable under the Company's bonus compensation policy. Shares of common stock subject to a stock bonus award may be granted directly to an employee free of any restrictions or issued pursuant to a stock bonus award agreement.

CHANGE IN CONTROL OF THE COMPANY

     In the event of a "Change in Control" of the Company, unless otherwise determined by the Committee of the Board of Directors prior to the occurrence of such "Change in Control", (i) any SARs outstanding for at least six months and any stock options awarded under the Plan not previously exercisable and vested will become fully exercisable and vested; and (ii) the restrictions applicable to any restricted stock, performance unit or stock bonus awards will lapse, and such shares and awards will be deemed fully vested.

     Generally, a "Change in Control" is defined under the Plan as: (i) the acquisition by any person or group of 30% or more of the combined voting power of the Company's then outstanding securities; (ii) the removal, by election or any other means, of a majority of the members of the Board of Directors in any period of two consecutive years; or (iii) stockholder approval of a (a) merger of the Company with any other corporation, other than a merger whereby the voting securities of the Company outstanding immediately prior to the merger would represent at least 66 2/3% of the combined voting power of the voting securities of the surviving entity immediately after such merger; (b) plan of complete liquidation of the Company; or (c) sale of all or substantially all of the Company's assets.

FEDERAL TAX CONSEQUENCES

     The following is a general summary of certain Federal income tax consequences under current laws to participants in the Plan. It does not purport to be a complete discussion of all relevant aspects of Federal income taxation and does not discuss state, local or foreign tax consequences. Each employee is urged to consult his personal tax advisor as to the precise Federal, state, local, foreign and other tax consequences of participation in the Plan.

     Non-Qualified Stock Options. An employee will not recognize any income, and the Company will not be entitled to a deduction, upon the grant of a Non-Qualified Stock Option. Upon the exercise of a Non-Qualified Stock Option, an employee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares acquired over the option price, and the Company will be entitled to a corresponding deduction.

     An employee's aggregate basis in shares acquired upon the cash exercise of a Non-Qualified Stock Option will be equal to the fair market value of such shares on the date of exercise, and the holding period of such shares will begin on such date. Upon a sale of shares acquired pursuant to the exercise of a Non-Qualified Stock Option, an employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale and the employee's basis in such shares. Such gain or loss generally will be long-term capital gain or loss if the employee has held such shares for more than one year.

     Incentive Stock Options. An employee will not recognize any income, and the Company will not be entitled to any deduction, upon the grant or timely exercise of an Incentive Stock Option. Exercise of an Incentive Stock Option will be timely if made while the optionee is employed by the Company or within three months after the cessation of such employment (three years if the optionee is disabled within the meaning of Section 22(e) (3) of the Code). The timely exercise of an Incentive Stock Option may, however, affect the computation of the employee's alternative minimum tax. An employee's aggregate basis of shares acquired upon cash exercise of an Incentive Stock Option will be equal to the option price paid for such shares. The holding period for such shares will begin on the date of exercise.

     If an employee disposes of shares acquired pursuant to the exercise of an Incentive Stock Option more than two years after the date of grant and more than one year after the exercise of such Incentive Stock Option, any gain or loss recognized upon such disposition generally will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, shares acquired pursuant to the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above (a "disqualifying disposition"), generally (i) the employee will recognize ordinary income at the time of the disposition in an amount equal to the excess (if any) of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the deposition of the shares) over the option price thereof, and (ii) the Company will be entitled to a corresponding deduction. Any additional gain recognized by the employee on the disqualifying disposition of such shares generally will be taxed as a short-term or long-term capital gain, as the case may be, and will not result in any deduction by the Company.

     Payment in Shares. The Treasury Department has issued proposed regulations and the Internal Revenue Service has issued a published ruling that would appear to apply the following rules with respect to the exercise of a Non-Qualified Stock Option by the surrender of previously owned shares of company stock. An employee who pays the option price upon exercise of a Non-Qualifying Stock Option, in whole or in part, with shares of common stock already owned by him will recognize no gain or loss on the shares surrendered, but otherwise will be taxed on the options according to the rules described above for Non-Qualified Stock Options. The number of shares acquired upon exercise that is equal in number to the shares surrendered will have a basis equal to the basis of the shares surrendered, and the holding period for such shares will include the holding period for the shares surrendered. Any additional shares received will have a basis equal to the fair market value of such shares when received, and the holding period for such shares will begin on such date. If the shares delivered in payment of the option price were previously acquired by the employee through the exercise of an Incentive Stock Option ("ISO Stock"), then the shares acquired in exchange for such ISO Stock will be treated as ISO Stock.

     The Treasury Department has issued proposed regulations that if adopted in their current form, would appear to provide for the following rules with respect to the exercise of an Incentive Stock Option by the surrender of previously owned shares of Company stock. If an employee exercises an Incentive Stock Option with shares of common stock or ISO Stock for which the applicable holding period requirements have been met, in general, (i) no gain or loss will be recognized as a result of the exchange, (ii) the number of shares acquired upon exercise that is equal in number to the shares surrendered will have a basis equal to the shares surrendered and (except for purposes of determining whether a disposition will be a disqualifying disposition) will have a holding period that includes the holding period for the shares surrendered, and (iii) any additional shares acquired will have a zero basis and will have a holding period that begins on the date of exchange. If the shares surrendered in payment of the option price are statutory option stock (including ISO Stock) and the applicable holding period for such statutory stock has not been met, such surrender will constitute a "disqualifying disposition" and any gain realized on such transfer will be taxable to the employee, as discussed above. If any of the shares so acquired are disposed of within two years from the date of the grant of the Incentive Stock Option or within one year after exercise, the shares with the lowest basis will be deemed to be disposed of first, and such disposition will be a disqualifying disposition that may give rise to ordinary income as discussed above.

     SARs Performance Units. An employee will not recognize any income, and the Company will not be entitled to a deduction, upon the grant of a SAR or a performance unit award. Upon exercise of a SAR or upon payment of a performance unit award, the amount of any cash and the fair market value as of the date of exercise of any shares of Company stock received by the employee will be taxable to the employee as ordinary income, and the Company will be entitled to a corresponding deduction. Upon a sale of shares of Company stock acquired pursuant to the exercise of SARs or on payment of a performance unit, an employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale and the employee's basis in such shares.

     Restricted Stock. An employee generally will not recognize any income upon the receipt of a restricted stock award unless the employee elects under Section 83(b) of the Code, within thirty days of acquiring the restricted stock, to recognize ordinary income in an amount equal to the excess of the fair market value of such shares at the time of receipt (determined without regard to any restriction on such shares other than a restriction which by its terms will never lapse) over the amount, if any, paid for such shares. The Company will be entitled to a corresponding deduction at the time when, and in the amount that, the employee recognizes ordinary income. If shares in respect of which such election was made are later forfeited, no tax deduction is allowable to the employee for the amount previously included in income, and the Company will be deemed to recognize ordinary income equal to the amount of the deduction taken by the Company at the time of the election in respect of such forfeited shares. If the election is not made, the employee generally will recognize ordinary income, when the shares are no longer subject to a substantial risk of forfeiture (as defined in the Code), in an amount equal to the excess of the fair market value of the shares on such date over the amount, if any, paid for such shares. The Company will be entitled to a corresponding deduction at the time when, and in the amount that, the employee recognizes ordinary income.

     Stock Bonus. An employee who receives shares pursuant to a stock bonus award, that are not subject to a substantial risk of forfeiture, generally will recognize ordinary income upon the receipt of such shares in an amount equal to the fair market value of the shares received, and the Company will be entitled to a corresponding deduction. If shares received pursuant to a stock bonus award are subject to a substantial risk of forfeiture, the rules described above for Restricted Stock may apply.

     General. The Plan provides that the Committee shall set grants, targets and objectives under the Plan so as to protect against the loss of deductibility pursuant to Section 162(m) of the Code, and allows the Committee to amend the Plan so as to comply with the requirements of Section 162(m). The foregoing summary of federal tax consequences assumes that the disposition of shares received pursuant to the Plan would not subject he employee to liability under
Section 16(b) of the Exchange Act. Section 1(b) of the Exchange Act generally does not impose Section 16(b) liability upon the sale of shares following exercise of an option, SAR or performance unit award if the sale of such shares took place more than six months following the date of grant of the option, SAR or performance unit award (provided no other purchases have been made six months before or after such sale).

OTHER INFORMATION

     The Committee may, in its sole discretion, provide for supplemental cash payments or loans to individuals in connection with all or any part of an award under the Plan. Supplemental cash payments shall be subject to such terms and conditions as shall be prescribed by the Committee at the time of grant, provided that in no event shall the amount of payment exceed: (i) in the case of an option, the excess of the fair market value of a share of common stock on the date of exercise over the option price, multiplied by the number of shares of common stock for which such option is exercised plus any applicable taxes; or
(ii) in the case of a SAR, performance unit, restricted stock or stock bonus award, the value of the shares and other consideration issued in payment of such award. Each loan issued by the Committee must comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.

     No grants or awards have been made under the Plan, and none will be made unless the Plan is approved by the stockholders. In view of the discretionary authority vested in the Committee, it is not possible to estimate the number of shares in respect of which grants and awards will be made.

     Approval of the Plan will require the favorable vote by the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting of Stockholders or any adjournment thereof. Shares of AMCORE Financial, Inc. are traded on the NASDAQ Stock Market's National Market under the symbol AMFI. As of March 15, 2000, the closing bid and ask prices were $18.75 and $18.8125 per share, respectively.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMCORE FINANCIAL, INC. 2000 STOCK INCENTIVE PLAN.

               STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

NOMINATIONS FOR THE BOARD OF DIRECTORS

     The Company's Bylaws provide that the notice of proposed stockholder nominations for the election of directors must be timely and given to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, notice must be received by the Company not less than 50 days nor more than 75 days prior to the meeting. The date of an annual meeting of stockholders may be obtained from the Secretary of the Company when determined by the Board of Directors.

     Notice to the Company from a stockholder who proposes to nominate a person at the meeting for election as a director must contain certain information about that person, including age, business and residence addresses and principal occupation, the class and number of shares of the Company's stock beneficially owned and such other information as would be required to be included in a proxy statement soliciting proxies to nominate that person. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee's eligibility to serve as director. If the chairman of the meeting of stockholders determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election as a director.

OTHER PROPOSALS

     Stockholders may submit proposals appropriate for stockholder action at the Company's Annual Meeting consistent with the regulations of the Securities and Exchange Commission. For proposals to be considered for inclusion in the Proxy Statement for the 2001 Annual Meeting, they must be received by the Company no later than November 30, 2000. Such proposals should be directed to AMCORE Financial, Inc., Attention: Corporate Secretary, 501 Seventh Street, Rockford, Illinois 61104.

                                          By order of the Board of Directors,

                                          /S/ JAMES S. WADDELL
                                              James S. Waddell
                                                 Secretary

                                                                      APPENDIX A

                             AMCORE FINANCIAL, INC.

                           2000 STOCK INCENTIVE PLAN

     1. Purpose. The purpose of the AMCORE Financial, Inc. 2000 Stock Incentive Plan (the "Plan") is to foster and promote the long-term financial success of the Company and thereby increase stockholder value. The Plan provides for the award of long-term incentives to those officers and other key employees who make substantial contributions to the Company by their loyalty, industry and invention. The Company intends that the Plan will thereby facilitate securing, retaining and motivating management employees of high caliber and potential. The Plan was adopted by the Board on February 16, 2000, subject to the approval of the Company stockholders at the annual meeting on May 9, 2000.

     2.  Certain Definitions.

     "Board" means the Board of Directors of the Company.

     "Change in Control" means a transaction whereby (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then-outstanding securities; or (B) during any period of two consecutive years (not including any period prior to the execution of this Plan), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (A) or (C) of this definition) whose election by the Board or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (C) the shareholders of the Company approve (i) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

     "Committee" shall have the meaning provided in Section 3 of the Plan.

     "Company" means AMCORE Financial, Inc., a Nevada corporation, its subsidiaries and other affiliates (or any successor to AMCORE Financial, Inc.).

     "Disability" means permanent and total disability as determined under the Company's disability program or policy.

     "Effective Date" means the date the Plan is approved by the stockholders of the Company.

     "Fair Market Value" means for any day the average of the high and low price or, in the event that no such sale takes place on such day, the average of the reported closing bid and asked prices, in either case as reported on the principal national securities exchange on which the Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq Stock Market's National Market ("Nasdaq"), or if the Stock is not quoted on such National Market System, the average of the high and low prices on each such day in the over-the-counter market as reported by Nasdaq or, high and low prices for the Stock on each such day shall not have been reported through Nasdaq, the average of the high and low prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in the Stock selected for such purpose by the Board or a committee thereof, or, if the Stock is not publicly traded, the fair market value of the Stock as determined in good faith by the Committee.

     "Incentive Stock Option" means any stock option intended to be designated as an "incentive stock option" within the meaning of Section 422 of the Code.

     "Non-Qualified Stock Option" means any stock option that is not intended to be an Incentive Stock Option, including any stock option that provides (as of the time such option is granted) that it will not be treated as an Incentive Stock Option.

     "Parent Corporation" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of the option, each of the corporations other than the Company owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

     "Plan Year" means the 12-month period beginning on the Effective Date (or any anniversary thereof) during the Term of the Plan.

     "Retirement" means retirement according to Company guidelines.

     "Stock" means the common stock, par value of $.22 per share, of the Company.

     "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     "Term of the Plan" means the five-year period beginning on the Effective Date.

     3. Administration. The Plan shall be administered by a committee of two or more members of the Board ("the "Committee"), who shall be selected by the Board. Each member of the Committee must, in addition, be an "outside director" within the meaning of Section 162(m) of the Code and regulations pursuant thereto and a non-employee director as defined by Rule 16(b) the Exchange Act. The Committee shall have the power and authority to grant to eligible employees of the Company, pursuant to the terms of the Plan: (a) stock options, (b) stock option reloads, (c) stock appreciation rights, (d) restricted stock, (e) stock bonus awards or (f) such additional forms of awards as the Committee may in its discretion deem appropriate, including, without limitation, any combination of the foregoing.

     The Committee shall have authority in its discretion to interpret the provisions of the Plan and to decide all questions of fact arising in its applications; to determine the employees to whom awards shall be made under the Plan; to determine the types of award to be made and the amount, size, terms and conditions of each such award; to determine the time when the awards shall be granted; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; and to make all other determinations necessary or advisable for the administration of the Plan.

     All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the officers and employees who participate in the Plan.

     4. Stock Subject to the Plan. There shall be reserved and available for issuance under the Plan (a) for the first Plan Year, that number of shares equal to 2.5% of the total number of shares of Stock outstanding as of the Effective Date and (b) for each subsequent Plan Year, (i) that number of shares equal to 1.5% of the total number of shares of Stock outstanding as of the first day of each respective Plan Year, not to exceed 425,000 shares in any such Plan Year, plus (ii) that number of shares of Stock reserved and available for issuance but unissued during any prior Plan Year during the Term of the Plan; provided, however, in no event shall the number of shares of Stock available for issuance under the Plan as of the beginning of any Plan Year plus the number of shares of Stock reserved for outstanding awards under the AMCORE Financial, Inc. 2000 Stock Incentive Plan and other similar plans previously adopted exceed twelve percent of the total number of shares of Stock outstanding at that time. Such shares may consist in whole or in part of authorized and unissued shares or treasury shares or any combination thereof. The number of shares subject to awards of

(i) Stock Options, (ii) Stock appreciation rights or (iii) Stock bonus awards made to any individual in any Plan Year may not exceed 20% of the shares of Stock reserved and available for issuance in such Plan Year. Except as otherwise provided herein, any shares subject to an option or right which for any reason expires or is terminated unexercised as to such shares shall again be available under the Plan. If any shares of stock have been pledged as collateral for indebtedness incurred by an optionee in connection with the exercise of a stock option and such shares are returned to the Company in satisfaction of such indebtedness, such shares shall again be available for issuance in connection with future awards under the Plan. No awards may be granted following the end of the Term of the Plan.

     5. Eligibility to Receive Awards. Persons eligible to receive awards under the Plan shall be limited to those officers and other key employees of the Company who are responsible for or contribute to the management, growth and/or success of the Company. Directors of the Company who are not otherwise officers or employees of the Company shall not be eligible to participate in the Plan.

     6. Stock Options. A stock option may be an Incentive Stock Option or a Non-Qualified Stock Option. To the extent that any stock option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option. Stock options may be granted alone or in addition to other awards granted under the Plan. Stock options for the purchase of Stock shall be evidenced by agreements in such form as the Committee shall approve from time to time. The agreements shall contain in substance the following terms and conditions and may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable. Each option granted under the Plan will have a ten-year term and will become exercisable as stipulated under the option agreement.

          (a) Type of Option. Each option agreement shall identify the options represented thereby as an Incentive Stock Option or a Non-Qualified Stock Option, as the case may be.

          (b) Option Price. The purchase price of the Stock subject to option shall not be less than the Fair Market Value of such Stock at the time the option is granted, as determined by the Committee, but in no event less than the par value of the Stock.

          (c) Exercise Term. Each option agreement shall state the period or periods of time within which the option may be exercised, in whole or in part, which shall be such period or periods of time as may be determined by the Committee, provided that no option shall be exercisable after ten years from the date of grant thereof. The Committee shall have the power to permit an acceleration of previously established exercise terms, subject to the requirements set forth herein, upon such circumstances and subject to such terms and conditions as the Committee deems appropriate.

          (d) Payment for Shares. The purchase price of the Stock with respect to which an option is exercised shall be payable in full at the time of exercise in cash, cash equivalent, in Stock at the Fair Market Value of such Stock on the exercise dates, a promissory note, or in a combination thereof, as the Committee may determine and subject to such terms and conditions prescribed by the Committee for such purpose.

          (e) Rights upon Termination of Employment. In the event that an optionee ceases to be an employee of the Company for any reason, other than death, Disability or retirement meeting the Company's guidelines, the optionee shall have the right to exercise the option during its term within a period of three months after such termination to the extent that the option was exercisable at the time of termination, or within such other period, and subject to such terms and conditions as may be specified by the Committee. In the event that an optionee dies or suffers a Disability prior to the expiration of the option and without having fully exercised the option, the optionee or his successor or legal representative shall have the right to exercise the option during its term, within a period of thirty-six months after termination of employment due to death or Disability, to the extent that the option was exercisable at the time of termination, or within such other period, and subject to such terms and conditions as may be specified by the Committee.

          In the event an optionee who has been terminated due to Disability dies within twelve months of such termination and prior to the expiration of the stated term of such stock option, any unexercised stock option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of thirty-six months from the time of death or until the expiration of the stated term of such Stock Option, whichever period is shorter. In the event of a termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such stock option will thereafter be treated as a Non-Qualified Stock Option.

          If the optionee ceases to be employed by the Company or its subsidiaries due to retirement meeting the Company's guidelines for normal retirement, the optionee or his or her legal representative may exercise the option at any time within the period, beginning on the date of his or her voluntary retirement and ending on the earlier of three years from the date of such retirement by the optionee or the expiration of the stated term of the option.

          (f) Incentive Stock Option. Notwithstanding the foregoing, in the case of an Incentive Stock Option, each option agreement shall contain such other terms, conditions and provisions as the Committee determines necessary or desirable in order to qualify such option as an Incentive Stock Option under the Code including, without limitation, the following:

             (i) To the extent that the aggregate Fair Market Value (determined as of the time the option is granted) of the Stock, with respect to which Incentive Stock Options granted under this Plan (and all other plans of the Company and its Parent and subsidiary corporations) become exercisable for the first time by any individual in any calendar year, exceeds $100,000, such options shall be treated as Non-Qualified Stock Options; and

             (ii) No Incentive Stock Option shall be granted to any employee if, at the time the option is granted, the individual (by reason of the attribution rules applicable under Section 424(d) of the Code) owns more than 10 percent of the combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary unless at the time such option is granted the option price is at least 110 percent of the Fair Market Value of the Stock subject to option and such option by its terms is not exercisable after the expiration of five years from the date of its grant.

          (g) Stock Option Reload Program. Additional stock option grants (the "Reload Option") are permitted where an eligible optionee delivers, swaps or sells Company stock that they own in order to pay the cost of exercising a stock option that was previously granted (the "Original Option").

               (i) Optionees eligible to receive a Reload Option grant (the "Eligible Optionee") shall be limited to officers of the Company that are subject to Company policies providing for minimum ownership requirements in Company Stock.

               (ii) A Reload Option may be either an Incentive Stock Option or a Non-Qualified Stock Option. If the Original Option that is exercised is an Incentive Stock Option, the Reload Option shall also be an Incentive Stock Option. If the Original Option that is exercised is a Non-Qualified Stock Option, the Reload Option shall also be a Non-Qualified Stock Option.

               (iii) The number of shares underlying the grant of a Reload Option shall be the number of shares delivered or sold in order to pay the cost of exercising the Original Option.

               (iv) Reload Options will not be granted unless the shares sold or delivered to pay the cost of exercising the Original Option have been held for more than six months.

               (v) Reload Options will not be granted if the Original Option is exercised via a "cashless" or "same-day sale" exercise.

               (vi) The cost of exercising an Original Option is the sum of the Original Option's exercise price plus all applicable withholding taxes. Withholding taxes shall not exceed the mandated minimum tax withholding.

               (vii) Only one Reload Option grant is permitted per each Original Option grant.

               (viii)  Only one Reload Option grant is permitted per year.

               (ix) The grant date of the Reload Option will be the date of the exercise of the Original Option.

               (x) The exercise price of a Reload Option shall not be less than the fair market value of the Stock at the time the Reload Option is granted.

               (xi) The Reload Option shall have the same expiration date as the Original Option.

     7. Stock Appreciation Rights. Stock appreciation rights shall be evidenced by stock appreciation rights agreements in such form as the Committee shall approve from time to time. The agreements shall contain in substance the following terms and conditions and may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

          (a) Award. Stock appreciation rights shall entitle the grantee, subject to such terms and conditions determined by the Committee, to receive upon exercise thereof all or a portion of the excess of (i) the Fair Market Value of a specified number of shares of Stock at the time of exercise, as determined by the Committee, over (ii) a specified price which shall not be less than 100 percent of the Fair Market Value of the Stock at the time the option was granted. Such excess may be paid by the Company in cash, Stock (valued at its then Fair Market Value) or any combination thereof, as the Committee may determine. Stock appreciation rights may be granted in connection with a previously or contemporaneously granted stock option, or not in connection with a stock option. In the event of the exercise of a stock appreciation right, the number of shares reserved for issuance hereunder shall be reduced by the number of shares covered by the stock appreciation right.

          (b) Term. Each agreement shall state the period or periods of time within which the stock appreciation right may be exercised subject to such terms and conditions prescribed for such purpose by the Committee, in whole or in part, which shall be such period or periods of time as may be determined by the Committee, provided that no stock appreciation right shall be exercisable ten years from the date of grant thereof. The Committee shall have the power to permit an acceleration of previously established exercise terms, subject to the requirements set forth herein, upon such circumstances and subject to such terms and conditions as the Committee deems appropriate.

          (c) Rights upon Termination of Employment. In the event that a grantee ceases to be an employee of the Company for any reason, other than death or Disability, the grantee shall have the right to exercise the stock appreciation right during its term within a period of three months after such termination to the extent that the stock appreciation right was exercisable at the time of termination, or within such other period, and subject to such terms and conditions as may be specified by the Committee. In the event that a grantee dies or suffers a Disability prior to the expiration of his stock appreciation right and without having fully exercised his stock appreciation right, the grantee or his successor or legal representative shall have the right to exercise the right during its term, within a period of thirty-six months after termination of employment due to death or Disability, to the extent that the stock appreciation right was exercisable at the time of termination, or within such other period, and subject to such terms and conditions as may be specified by the Committee.

          In the event a grantee who has been terminated due to Disability dies within twelve months of such termination and prior to the expiration of the stated term of such stock appreciation right, any unexercised stock appreciation right held by such grantee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of thirty-six months from the time of death or until the expiration of the stated term of such stock appreciation right, whichever period is shorter.

          If the grantee ceases to be employed by the Company or its subsidiaries due to retirement meeting the Company's guidelines for normal retirement, the grantee or his or her legal representative may exercise any unexercised stock appreciation rights held by such grantee at any time within the period beginning on the date of his or her voluntary retirement and ending on the earlier of thirty-six months from the date of such retirement by the grantee or the expiration of the stated term of such stock appreciation right.

          (d) Other Terms. Stock appreciation rights shall be granted in such manner and such form, and subject to such additional terms and conditions, as the Committee in its sole discretion deems necessary or desirable, including without limitation: (i) if in connection with an Incentive Stock Option, in order to satisfy any requirements set forth under the Code; or
     (ii) in order to avoid any insider-trading liability in connection with a stock appreciation right under Section 16(b) of the Exchange Act.

     8. Restricted Stock Awards. Restricted stock awards under the Plan shall consist of shares of Stock, restricted against transfer, subject to forfeiture and other terms and conditions intended to further the purpose of the Plan, and shall be evidenced by restricted stock agreements in such form as the Committee shall approve from time to time. The agreements shall contain in substance the following terms and conditions and may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

          (a) Restriction Period. Shares awarded pursuant to this Plan shall be subject to forfeiture to the Company either in whole or in part upon either the termination of employment of a participant during the three year period following a grant hereunder if the Company has not met both annual and cumulative earnings and return on equity goals established by the Committee or the termination of employment of a participant during the four to nine year period following a grant hereunder without regard to the achievement of the established performance goals. Such shares shall also be subject to such additional terms, conditions and restrictions, including without limitation prohibitions against transfer, substantial risks of forfeiture and attainment of performance objectives, and for such period or periods as shall be determined by the Committee. In addition, each participant, as a condition of any restricted stock award, shall have delivered a stock power, endorsed in blank, relating to the stock covered by such award. The Committee shall have the power to permit, in its discretion, an acceleration of the expiration of the applicable restrictions period with respect to any part or all of the shares awarded to a participant.

          (b) Restriction upon Transfer. Shares awarded, and the right to vote such shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered, except as herein provided or as provided in any agreement entered into between the Company and a participant in connection with the Plan, during the restriction period applicable to such shares. Notwithstanding the foregoing, and except as otherwise provided in the Plan, the participant shall have all the other rights of a stockholder including, but not limited to, the right to receive dividends and the right to vote such shares.

          (c) Certificates. Each certificate issued in respect of shares awarded to a participant shall be registered in the name of the participant and deposited with the Company, or its designee, and shall bear the following legend:

           "This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the AMCORE Financial, Inc. 2000 Stock Incentive Plan and a Restricted Stock Award Agreement entered into between the registered owner and AMCORE Financial, Inc. Release from such terms and conditions shall be obtained only in accordance with the provisions of the Plan and Agreement, a copy of each of which is on file in the office of the Secretary of AMCORE Financial, Inc."

          (d) Lapse of Restrictions. The Committee may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Committee may determine. Upon the lapse of such restrictions, shares of Stock, free of restrictive legend, shall be issued to the participant or his legal representative.

          (e) Termination Prior to Lapse Restrictions. In the event that a recipient of a restricted stock award ceases to be employed by the Company prior to the lapse of restrictions applicable to any shares awarded to such recipient, unless provided otherwise in the event of a recipient's death, Disability, retirement or other occurrence as prescribed by the Committee, all shares as to which there still remain unlapsed restrictions shall be forfeited to the Company without payment of any consideration by the Company and neither the recipient nor any successors, heirs, assigns or personal representatives of such recipient shall thereafter have any further rights or interests in such shares or certificates.

     9. Stock Bonus Awards. The Committee may, in its sole discretion, grant a stock bonus award (i) based upon corporate, division, subsidiary, group or unit performance and such award may be established in terms of growth in gross revenue, earnings per share or ratios of earnings to equity or assets or, with respect to participants not subject to Section 162(m) of the Code, such other measures or standards determined by the Committee in its discretion; provided that such objectives may be adjusted to take into account unforeseen events or changes in circumstances, or (ii) in lieu of some or all of a cash bonus payable under the Company's bonus compensation policies as may be in effect from time to time. To the extent the Committee deems necessary or appropriate to protect against loss of deductibility pursuant to Section 162(m) of the Code, such objectives shall be established in conformity with the requirements of Section 162(m) of the Code.

     Shares of Stock subject to a stock bonus award may be (i) granted directly to an employee free of any restrictions or (ii) issued pursuant to a stock bonus award agreement which may contain such terms and conditions (including, without limitation, restrictions on transfer), not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

     10. Loans and Supplemental Cash. The Committee may, in its sole discretion to further the purpose of the Plan, provide for supplemental cash payments or loans to individuals in connection with all or any part of an award under the Plan. Supplemental cash payments shall be subject to such terms and conditions as shall be prescribed by the Committee at the time of grant, provided that in no event shall the amount of payment exceed:

          (a) in the case of an option, the excess of the Fair Market Value of a share of Stock on the date of exercise over the option price multiplied by the number of shares of Stock for which such option is exercised plus any Federal, state or local income tax attributable to such exercise, or

          (b) in the case of a stock appreciation right restricted stock award or stock bonus award, the value of the shares of Stock and other consideration issued in payment of such award.

     In the case of loans, any such loan shall be evidenced by loan agreements, promissory notes or other instruments in such form and which shall contain such terms and conditions (including, without limitation, provisions for interest, payment, schedules, collateral, forgiveness, acceleration of such loans or parts thereof or acceleration in the event of termination) as the Board shall prescribe from time to time. Notwithstanding the foregoing, each loan shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.

     11. Change in Control. In the event of a "Change in Control," unless otherwise determined by the Committee or the Board in writing at or after grant (including under any individual agreement) but prior to the occurrence of such Change in Control:

          (a) any stock appreciation rights outstanding for at least six months and any stock option awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested; and

          (b) the restrictions applicable to any restricted stock or stock bonus award under the Plan shall lapse, and such shares and awards shall be deemed fully vested.

     12. General Restrictions. Each award under the Plan shall be subject to the requirement that if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Stock subject or related thereto upon any securities exchange or under any state or federal law, (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the recipient of an award with respect to the disposition of shares of Stock is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of shares of Stock thereunder, such award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

     13. Single or Multiple Agreements. Multiple forms of awards or combinations thereof may be evidenced by a single agreement or multiple agreements, as determined by the Committee.

     14. Rights of a Stockholder. The recipient of any award under the Plan, unless otherwise provided by the Plan, shall have no rights as a stockholder with respect thereto unless and until certificates for shares of Stock are issued to him.

     15. Rights to Terminate Employment. Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of such participant with or without cause.

     16. Withholding. The Company's obligation to (i) deliver shares of Stock or to pay cash upon the exercise of any Non-Qualified Stock Option or any stock appreciation right granted under the Plan, (ii) deliver stock certificates or to pay cash upon the vesting of restricted shares, and (iii) deliver shares of Stock upon the grant of any stock bonus award shall be subject to applicable Federal, state and local tax withholding requirements. Federal, state and local withholding tax due upon the exercise of any Non-Qualified Stock Option, the vesting of restricted shares and the granting of any stock bonus award may be paid in shares of Stock (either through the surrender of previously held shares of Stock or the withholding of shares of Stock otherwise issuable upon the exercise of such award) having a Fair Market Value equal to the required withholding and upon such other terms and conditions as the Committee shall determine; provided, however, that the Committee, in its sole discretion, may disapprove such payment and require that such taxes be paid in cash; and provided, further, that the election by a holder, whose transaction in Stock are subject to Section 16(b) of the Exchange Act, to pay in shares of Stock shall be subject to and must comply with Rule 16b-3(e) of the Exchange Act.

     17. Indemnification. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the board or the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

     18. Non-Assignability. No award under the Plan shall be assignable or transferable by the recipient thereof except by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order and by such other means as the Committee may approve from time to time with respect to holders whose transaction in the Stock are not subject to Section 16(b) of the Exchange Act. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.

     19. Nonuniform Determinations. The Committee's determinations under the Plan (including without limitation determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the agreements evidencing same, and the establishment of values and performance targets) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

     20. Adjustments. In the event of any change in the outstanding shares of Stock, by reason of a stock dividend or distribution, recapitalization, merger, reorganization, consolidation, split-up, spin-off, combination, exchange of shares or other change in corporate structure affecting the Stock, a substitution or adjustment shall be made in (i) the aggregate number of shares of Stock reserved for issuance under the Plan and (ii) the kind, number and option price of shares subject to outstanding stock options under the Plan as may be determined by the Committee, in its sole discretion, which judgment shall be conclusive, provided that the number of shares subject to any award shall always be a whole number. Such other substitutions or adjustments shall be made as may be determined by the Committee, in its sole discretion. An adjusted option price shall be used to determine the amount payable by the Company upon the exercise of any stock appreciation right.

     21. Amendment. The Committee may terminate or amend the Plan or any portion thereof at any time, including but not limited to amendments to the Plan necessary to comply with the requirements of Section 16(b) of the Exchange Act, except that the Committee may not increase the maximum number of shares which may be issued under the Plan (other than increases pursuant to Section 20 hereof), extend the maximum period during which any award may be exercised, extend the term of the Plan, decrease the minimum option price to less than the Fair Market Value on the date of the grant of the option or change the employees or class of employees eligible to participate in the Plan without stockholder approval as required by Rule 16b-3 of the Exchange Act. The termination or any modification or amendment of the Plan shall not, without the consent of a participant, adversely affect his rights under an award previously granted. The Committee may amend the terms of any award therefore granted, prospectively or retroactively, but, subject to Section 20 above, no such amendment shall adversely affect the rights of any holder without such Holder's consent. Notwithstanding the foregoing, stockholder approval under this Section 21 shall be required only at such time as Rule 16b-3 of the Exchange Act, and as such Rule may be amended from time to time, shall require the approval of the stockholders of the Company of any material amendment to any employee benefit plan of the Company or as necessary to qualify compensation payable under the Plan for purposes of Section 162(m) of the Code.

     22. Separability. If any of the terms or provisions of this Plan conflict with the requirements of Rule 16b-3 of the Exchange Act and/or Sections 162(m) and 422 of the Code, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of said Rule 16b-3, and/or with respect to Section 162(m) or 422 of the Code. With respect to an Incentive Stock Option, if this Plan does not contain any provision required to be included herein under Section 422 of the Code (as the same shall be amended from time to time), such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.

     23. Effect on Other Plans. Participation in this Plan shall not affect an employee's eligibility to participate in any other benefit or incentive plan of the Company and any awards made pursuant to this Plan shall not be used in determining the benefits provided under any other plan of the Company unless specifically provided.

     24. Duration of the Plan. The Plan shall remain in effect until all awards under the Plan have been satisfied by the issuance of shares or the payment of cash, but no award shall be granted more than five years after the date the Plan is adopted by the Company.

     25. Governing Law. This Plan shall be governed by, and construed in accordance with, the laws of the State of Nevada.

                             AMCORE FINANCIAL, INC.

 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMCORE FINANCIAL, INC.
                     FOR THE ANNUAL MEETING ON MAY 9, 2000


     The Undersigned Holder of Common Stock of AMCORE Financial, Inc. hereby appoints Robert J. Meuleman and James S. Waddell or each of them, with full power of substitution, to act as proxy for and to vote the stock of the undersigned at the Annual Meeting of Stockholders of AMCORE Financial, Inc. to be held at Clock Tower, 7801 East State Street, Rockford, Illinois, at 5:30 p.m., Rockford time, on May 9, 2000 or any adjournment thereof.

     In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.


(SEE REVERSE SIDE TO VOTE)

      AMCORE FINANCIAL, INC. OFFERS THREE WAYS FOR YOU TO VOTE YOUR PROXY

        As a shareholder you can now help us save both time and expense by voting this proxy by touch tone phone or on the Internet.

OPTION 1:      Call toll free 1-877-482-6154 using a touch tone phone 24 hours
 VOTE BY       a day, 7 days a week. You will be asked to enter the information
TELEPHONE      listed below. Then, if you wish to vote as recommended by the
               Board of Directors, simply press 1. That's all there is to it...End of call. If you do not wish to vote as the Board recommends, you need only respond to a few simply prompts. THERE
               IS NO CHARGE FOR THIS CALL. (Do not return your proxy card if you vote by phone.)

               YOUR CONTROL NUMBER IS:

 OPTION 2:     Access https://www.css2.sungard.com/Firstar/InterLink?pb
VOTE ON THE    ProxyVoting=1 Follow the simple instructions. (Do not return
 INTERNET      your proxy card if you vote on the internet.)

               YOUR PROXY NUMBER IS:

               YOUR ISSUE NUMBER IS:

               YOUR ACCOUNT NUMBER IS:

 OPTION 3:     If you do not wish to vote by touch tone phone or the Internet,
 MAIL YOUR     please complete and return the proxy card.
PROXY CARD




              DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED


                   AMCORE FINANCIAL, INC. 2000 ANNUAL MEETING

1.   ELECTION OF DIRECTORS:         1 - Milton R. Brown           [ ]  FOR all nominees               [ ] WITHHOLD AUTHORITY
                                    2 - Richard C. Dell                listed to the left (except         to vote for all nominees
                                    3 - William R. McManaman           as specified below).               listed to the left.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s)         ------------------------------
of the nominee(s) in the box provided to the right.)                                       ------- |                              |
                                                                                                    ------------------------------

2.   Ratification of the appointment of KPMG LLP as independent auditors       [ ]  FOR    [ ]  AGAINST    [ ]  ABSTAIN

3.   Approval of the AMCORE Financial, Inc. 2000 Stock Incentive Plan.         [ ]  FOR    [ ]  AGAINST    [ ]  ABSTAIN


Check appropriate box                               Date
Indicate changes below:                                  -----------------------------
Address Change?          [ ]    Name Change?   [ ]
                                                                                               ------------------------------------
                                                                                              |                                    |
                                                                                              |                                    |
                                                                                              |                                    |
                                                                                               ------------------------------------
                                                                                               Signature(s) in Box Please sign
                                                                                               exactly as your name appears hereon.
                                                                                               When shares are held by joint owners,
                                                                                               both should sign. When signing as
                                                                                               attorney, executor, administrator,
                                                                                               trustee or guardian, please give full
                                                                                               title as such. If a corporation,
                                                                                               please sign in full corporate name by
                                                                                               President or other authorized
                                                                                               officer. If a partnership, please
                                                                                               sign in partnership name by an
                                                                                               authorized person.